UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 25, 2008
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets
On July 25, 2008, Fremont General Corporation (the “Company”), through its indirect wholly-owned subsidiary, Fremont Investment & Loan (“FIL” or “Bank”), completed the sale of a substantial portion of FIL’s assets, including all of its branches, and 100% of its deposits, to CapitalSource Bank (“CapitalSource Bank”), a newly formed California industrial bank and indirect wholly-owned subsidiary of CapitalSource Inc. This transaction was completed pursuant to the Purchase and Assumption Agreement (the “Agreement”) entered into on April 13, 2008.
At the closing of the transaction, CapitalSource Bank acquired the Bank’s entire retail branch network of 22 offices, its participation interest in previously sold commercial real estate loans, real and personal property, cash and certain other assets of the Bank. In addition, CapitalSource Bank assumed 100% of the Bank’s deposits, which totaled approximately $5.2 billion.
As a result of this transaction, the Bank received a net premium of approximately $100.0 million for the assumed deposits and transferred assets. Pursuant to the Agreement, within 30 days after the closing, the parties will confirm the final dollar amount of assets sold and deposits assumed by CapitalSource Bank through preparation of a final closing statement, and, if there are any changes from the amount delivered at the closing, the final net premium to be received by FIL may increase or decrease.
Following the transfer of its branches to CapitalSource Bank, FIL will no longer accept deposits or conduct any other traditional banking functions of a California industrial bank. Within the next few days, the Bank will be relinquishing its federal deposit insurance to the Federal Deposit Insurance Corporation (“FDIC”) and surrendering its charter to the California Department of Financial Institutions (“DFI”). The Bank, however, will continue as a California corporation and will be changing its name to “Fremont Reorganizing Corporation.”
For further information, see the full text news release issued, which are attached as Exhibits 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description
Exhibit 99.1	News Release issued by the Company, dated July 25, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: July 25, 2008	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer